EXHIBIT  11

                       ICY SPLASH FOOD AND BEVERAGE, INC.

                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

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


                                            Three Months Ended           Six Months Ended
                                                 June 30,                     June 30,
                                         --------------------------   -----------------------
                                               2002       2001           2002         2001
                                         ----------    ----------     ----------   ----------



BASIC EARNINGS PER SHARE:
Net income (loss)                       $      3,797  $    2,473       $  (10,815)  $   (17,176)
                                         ----------    ----------      -----------   -----------
Weighted average shares outstanding        7,885,500   6,600,000        7,468,483     6,600,000
                                         ----------    ----------      -----------   -----------

Basic earnings per share                $          -  $        -       $        -   $         -

Diluted earnings per share:
Net income (loss)                       $      3,797  $    2,473       $  (10,815)  $   (17,176)
                                         ----------    ----------      -----------   -----------
Weighted average and dilutive shares:
  Weighted average shares outstanding      7,885,500   6,600,000        7,468,483     6,600,000
                                         ----------    ----------      -----------   -----------
Dilutive shares
(Antidilutive in 2002 & 2001)                    -             -                -             -
                                           7,885,500   6,600,000        7,468,483     6,600,000

Diluted earnings per share              $          -  $        -       $        -   $         -
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